UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.  Name and Address of Reporting Person

    Frederic Greenberg
    350 Park Avenue, 11th Floor
    New York, New York  10022

2.  Issuer Name and Ticker or Trading Symbol

    AEP Industries, Inc.
    AEPI

3.  IRS Number of Reporting Person (Voluntary)

4.  Statement for Month/Year

    04/01

5.  If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s)to Issuer (Check all applicable)

    ( ) Director  (X) 10% Owner* (  ) Officer (give title below)
    ( ) Other (specify below)


7.  Individual or Joint/Group Filing (check Applicable Line)

    X    Form filed by One Reporting Person
         Form filed by More than One Reporting Person

         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
               DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security| 2. Transaction| 3. Transaction| 4. Securities         | 5. Amount of       | 6. Ownership  | 7.  Nature of |
   (Instr. 3)       |    Date       |    Code       |    Acquired (A)       |    Securities      |    Form:      |     Indirect  |
                    |               |    (Instr. 8) |    or Disposed        |    Beneficially    |    Direct (D) |     Beneficial|
                    |    (Month/    |               |    of (D)             |    Owned at End    |    or Indirect|     Ownership |
                    |    Day/       |               |    (Instr. 3,4,       |    of Month        |    (I)        |     (Instr. 4)|
                    |    Year)      |               |    and 5)             |    (Instr. 3 and 4)|    (Instr. 4) |               |
                    |               |               |          |(A) or|     |                    |               |               |
                    |               |    Code  | V  |    Amount|(D)   |Price|                    |               |               |
_________________________________________________________________________________________________________________________________

   Common Stock                                                                         5,202         D
   Common Stock                                                                         1,500         I               (1)
   Common Stock                                          (See attached Schedule A)          0         I               (2)
   Common Stock                                          (See attached Schedule B)  1,937,843         I               (3)

                                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of        | 2. Conver-  | 3. Trans-  | 4. Trans-  | 5. Number of    | 6. Date Exer-     | 7. Title and Amount |
   Derivative      |    sion or  |    action  |    action  |    Derivative   |    cisable and    |    of Underlying    |
   Security        |    Exercise |    Date    |    Code    |    Securities   |    Expiration     |    Securities       |
   (Instr. 3)      |    Price of |    (Month/ |    (Instr. |    Acquired     |    Date           |    (Instr. 3 and 4) |
                   |    Deri-    |    Date/   |    8)      |    (A) or       |    (Month/Day/    |                     |
                   |    vative   |    Year)   |            |    Disposed of  |    Year)          |                     |
                   |    Security |            |            |    (D) (Instr.  |                   |                     |
                   |             |            |            |    3, 4 and 5)  |                   |                     |
                   |             |            | ___________|_________________|___________________|_____________________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        | Date    | Expira- |        | Amount or  |
                   |             |            |      |     |        |        | Exer-   | tion    |        | Number of  |
                   |             |            | Code |  V  |  (A)   |  (D)   | cisable | Date    | Title  | Shares     |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|




|  8. Price of          | 9. Number of      | 10. Ownership     | 11. Nature of   |
|     Derivative        |    derivative     |     Form of       |     Indirect    |
|     Security          |    Securities     |     Derivative    |     Beneficial  |
|     (Instr. 5)        |    Benefi-        |     Security      |     Ownership   |


                                2




|                       |    cially         |     Direct (D)    |     (Instr. 4)  |
|                       |    Owned at       |     or Indirect   |                 |
|                       |    End of         |     (I) (Instr.   |                 |
|                       |    Month          |     4)            |                 |
|                       |    (Instr. 4)     |                   |                 |
|_______________________|___________________|___________________|_________________|


Explanation of Responses:

* The Reporting Person may be deemed to be a member of a group holding equity securities of the Issuer. The filing of this report shall not be deemed to be an admission that the Reporting Person is a member of such a group.

(1) These securities are owned by Mr. Greenberg's wife and F&L Greenberg Investment, LP, and, accordingly, Mr. Greenberg may be deemed to have an indirect pecuniary interest therein.
    Mr. Greenberg expressly disclaims beneficial ownership of any of the securities to which this note relates.

(2) In accordance with Instruction 4(b)(ii) and Exchange Act Rule 16a-1(a)(2)(ii)(C), the entire amount of the Issuer's securities held by a managed account with which EGS Partners, L.P. ("EGS Partners") is party to an investment management agreement is reported herein. The undersigned is a managing member of EGS Partners. The undersigned disclaims beneficial ownership of the securities to which this note relates.

    The distribution of shares on 12/31/2001 as noted on Schedule A (the "Distributed Shares") actually occurred from January 2001 through April 2001. However, because EGS Partners waived its right to all management fees concerning the Distributed Shares as of 12/31/2001, and because it was divested of all rights regarding the Distributed Shares as of 12/31/2001, including control, voting and dispositive rights, EGS Partners deemed the Distributed Shares distributed as of 12/31/2001.

(3) The securities to which this note relates are held by partnerships of which EGS Management, L.L.C. ("EGS Management") is the general partner. The undersigned is a managing member of EGS Management. In accordance with Instruction 4(b)(iv) the entire amount of the Issuer's securities held by the partnerships is reported herein. The undersigned disclaims beneficial ownership of the securities to which this note relates, except as to the undersigned's respective proportionate interest in portfolio securities held by the partnerships.

Signature of Reporting Person:

/s/Frederic Greenberg
__________________________
Frederic Greenberg

Date: May 8, 2001

**  Intentional misstatements or omissions of facts constitute
    Federal Criminal Violations.  See U.S.C. 1001 and 15 U.S.C.
    78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is sufficient, see Instruction 6 for procedure.

                           Schedule A


Trade Date    Transaction Type        Quantity    Price Per Share


11/6/00                    BUY             100              35.14
11/7/00                    BUY             100              36.34
11/14/00                   BUY             200              44.69
11/15/00                   BUY             700              44.69
11/16/00                   BUY             600              44.69
11/21/00                   BUY             100              44.69
11/27/00                   BUY             100              44.69
11/28/00                   BUY             100              44.69
11/29/00                   BUY             100              44.69
12/14/00                   BUY             100              44.69
12/15/00                   BUY             100              44.69
12/18/00                   BUY             100              44.69
12/19/00                   BUY             100              44.69
12/20/00                   BUY             100              44.69
12/21/00                   BUY             100              44.69
12/22/00                   BUY             100              44.69
12/26/00                   BUY             100              44.69
12/27/00                   BUY             100              44.69
12/28/00                   BUY             100              44.69
12/29/00                   BUY             100              44.69
1/2/01                     BUY             100              44.69
1/3/01                     BUY             100              44.69
12/31/01          DISTRIBUTION         (11380)              44.69

                           Schedule B


Trade Date    Transaction Type        Quantity    Price Per Share


11/1/00                    BUY             400              34.73
11/2/00                    BUY           4,100              34.84
11/3/00                    BUY           3,900              35.10
11/6/00                    BUY           4,100              35.14
11/7/00                    BUY           2,500              36.34
11/8/00                    BUY           1,500              38.20
11/9/00                    BUY           1,600              39.02
11/10/00                   BUY           1,200              39.14
11/13/00                   BUY           1,800              40.75
11/14/00                   BUY           7,600              43.22
11/15/00                   BUY          33,200              43.33
11/16/00                   BUY          31,500              41.14
11/17/00                   BUY           4,106              38.91
11/20/00                   BUY           3,400              40.87
11/21/00                   BUY           8,400              41.94
11/22/00                   BUY           2,200              41.48
11/24/00                   BUY           1,800              41.81
11/27/00                   BUY           7,600              41.81
11/28/00                   BUY           5,100              41.93
11/29/00                   BUY          14,100              41.05
11/30/00                   BUY           3,000              41.48
12/1/00                    BUY             800              42.05
12/4/00                    BUY           2,400              41.96
12/5/00                    BUY           1,700              42.10
12/6/00                    BUY           4,500              42.41
12/7/00                    BUY           4,600              42.21
12/8/00                    BUY           1,600              43.67
12/11/00                   BUY           4,400              44.06
12/12/00                   BUY           1,500              44.46
12/13/00                   BUY           2,000              44.92
12/14/00                   BUY           5,300              44.73
12/15/00                   BUY           9,000              44.55
12/18/00                   BUY           8,700              45.32
12/19/00                   BUY           6,600              45.07
12/20/00                   BUY          12,100              44.64
12/21/00                   BUY          10,900              44.82
12/22/00                   BUY           6,100              44.97
12/26/00                   BUY           5,400              45.09
12/27/00                   BUY          10,000              44.91
12/28/00                   BUY           9,400              44.98
12/29/00                   BUY           6,900              44.87
1/2/01                     BUY          13,600              44.46
1/3/01                     BUY           7,000              44.69
1/4/01                     BUY           4,200              44.63
1/5/01                     BUY          19,200              44.51

1/8/01                     BUY          21,500              43.93
1/9/01                     BUY          29,900              42.78
1/10/01                    BUY          14,700              41.82
1/11/01                    BUY          28,300              41.38
1/12/01                    BUY          27,400              39.58
1/16/01                    BUY           9,200              38.37
1/17/01                    BUY           9,000              38.33
1/18/01                    BUY           9,300              38.36
1/19/01                    BUY           2,800              37.44
1/19/01                    BUY           7,700              37.27
1/22/01                    BUY           5,600              36.87
1/22/01                    BUY           1,500              36.76
1/22/01                    BUY             900              36.91
1/23/01                    BUY           3,200              36.98
1/23/01                    BUY           3,000              37.06
1/24/01                    BUY           5,500              36.75
1/24/01                    BUY           1,400              36.60
1/24/01                    BUY          13,200              36.63
1/25/01                    BUY           5,100              36.43
1/25/01                    BUY           1,900              36.57
1/26/01                    BUY             500              37.46
1/26/01                    BUY             700              36.62
1/29/01                    BUY           1,100              38.00
1/29/01                    BUY           2,100              37.90
1/30/01                    BUY          18,800              37.99
1/30/01                    BUY             700              38.00
1/30/01                    BUY           5,700              38.06
1/31/01                    BUY           3,300              37.82
1/31/01                    BUY           4,600              37.84
1/31/01                    BUY             500              37.69
2/1/01                     BUY           3,000              37.67
2/1/01                     BUY           4,300              37.68
2/2/01                     BUY           2,000              37.66
2/2/01                     BUY           4,900              37.61
2/5/01                     BUY           1,700              37.24
2/5/01                     BUY           1,000              37.19
2/5/01                     BUY           7,600              37.25
2/6/01                     BUY           1,713              37.03
2/6/01                     BUY             700              37.16
2/7/01                     BUY           2,000              37.32
2/7/01                     BUY           2,300              37.41
2/8/01                     BUY             500              38.05
2/8/01                     BUY             700              38.13
2/9/01                     BUY             200              38.63
2/9/01                     BUY           1,100              38.89
2/9/01                     BUY           2,100              39.14
2/12/01                    BUY           1,800              39.58
2/12/01                    BUY           1,600              39.58
2/13/01                    BUY           1,300              39.63
2/13/01                    BUY           3,000              39.60
2/14/01                    BUY           4,100              39.52

2/14/01                    BUY           8,000              39.45
2/15/01                    BUY             300              39.65
2/15/01                    BUY           1,100              40.30
2/16/01                    BUY           1,100              40.09
2/16/01                    BUY           2,403              40.16
2/20/01                    BUY           1,000              40.63
2/20/01                    BUY           1,200              40.48
2/21/01                    BUY             300              40.99
2/21/01                    BUY             800              40.98
2/22/01                    BUY           1,100              41.74
2/22/01                    BUY           1,000              41.75
2/23/01                    BUY           1,900              42.08
2/23/01                    BUY           2,400              42.12
2/23/01                    BUY             100              42.06
2/26/01                    BUY           1,800              41.99
2/26/01                    BUY           2,400              41.96
2/27/01                    BUY           5,500              41.95
2/27/01                    BUY           2,300              42.03
2/28/01                    BUY             900              41.89
2/28/01                    BUY           2,900              41.98
2/28/01                    BUY           6,900              41.91
3/1/01                     BUY           1,500              41.89
3/1/01                     BUY           3,300              41.88
3/1/01                     BUY             200              41.81
3/2/01                     BUY             300              41.87
3/2/01                     BUY           3,200              41.98
3/2/01                     BUY           1,300              42.00
3/5/01                     BUY             600              42.24
3/5/01                     BUY           1,100              42.14
3/6/01                     BUY           1,700              42.18
3/6/01                     BUY             650              42.22
3/7/01                     BUY           1,300              42.15
3/7/01                     BUY           2,200              42.06
3/7/01                     BUY             800              42.07
3/8/01                     BUY             700              42.18
3/8/01                     BUY             700              42.03
3/8/01                     BUY             200              42.25
3/8/01                     BUY           1,500              42.25
3/9/01                     BUY             100              42.07
3/9/01                     BUY             200              43.78
3/9/01                     BUY           2,400              43.79
3/9/01                     BUY             600              43.23
3/12/01                    BUY             200              43.84
3/12/01                    BUY           1,100              43.86
3/13/01                    BUY           9,000              43.54
3/13/01                    BUY           1,800              43.38
3/13/01                    BUY           1,800              43.46
3/13/01                    BUY           1,600              43.57
3/14/01                    BUY             900              43.22
3/14/01                    BUY           1,900              43.30
3/14/01                    BUY             600              43.20

3/14/01                    BUY             700              43.27
3/15/01                    BUY             100              43.19
3/15/01                    BUY             200              43.41
3/15/01                    BUY             600              43.43
3/15/01                    BUY           2,500              43.44
3/16/01                    BUY           1,300              43.58
3/16/01                    BUY             300              43.49
3/19/01                    BUY           1,500              44.35
3/19/01                    BUY             700              44.33
3/19/01                    BUY             900              44.28
3/20/01                    BUY           1,200              44.31
3/20/01                    BUY             900              44.25
3/20/01                    BUY           3,600              44.33
3/21/01                    BUY             900              44.53
3/21/01                    BUY             900              44.54
3/21/01                    BUY             100              44.53
3/22/01                    BUY             500              44.57
3/22/01                    BUY             200              44.46
3/23/01                    BUY           4,500              44.25
3/23/01                    BUY           9,840              44.25
3/23/01                    BUY             400              44.11
3/23/01                    BUY             500              44.20
3/23/01                    BUY             400              44.10
3/26/01                    BUY           1,400              44.59
3/26/01                    BUY             600              44.72
3/27/01                    BUY             500              44.50
3/27/01                    BUY           2,700              44.56
3/27/01                    BUY           1,800              44.56
3/28/01                    BUY           1,000              44.53
3/28/01                    BUY             800              44.53
3/28/01                    BUY           1,050              44.51
3/29/01                    BUY           2,050              44.87
3/29/01                    BUY             500              44.98
3/29/01                    BUY             700              44.60
3/30/01                    BUY             400              45.10
3/30/01                    BUY           1,400              45.11
3/30/01                    BUY             900              45.05
4/2/01                     BUY             400              45.04
4/2/01                     BUY             800              45.09
4/3/01                     BUY             100              45.13
4/3/01                     BUY             400              45.71
4/4/01                     BUY           5,200              47.28
4/4/01                     BUY             200              47.38
4/5/01                     BUY           4,400              47.49
4/5/01                     BUY             200              47.34
4/5/01                     BUY           1,400              47.54
4/6/01                     BUY             100              47.70
4/6/01                     BUY           1,200              47.62
4/9/01                     BUY           1,500              48.01
4/10/01                    BUY           1,200              50.34
4/10/01                    BUY             800              49.16

4/11/01                    BUY           1,000              51.09
4/11/01                    BUY           2,000              50.93
4/12/01                    BUY           5,400              50.94
4/16/01                    BUY           2,000              50.94
4/16/01                    BUY           3,600              50.93
4/17/01                    BUY             700              51.15
4/17/01                    BUY           1,800              51.11
4/18/01                    BUY           2,000              51.40
4/18/01                    BUY           3,000              51.42
4/19/01                    BUY           1,512              51.47
4/19/01                    BUY           1,500              51.47
4/20/01                    BUY           1,500              51.47
4/20/01                    BUY             200              51.43
4/20/01                    BUY           3,886              51.54
4/23/01                    BUY           4,200              51.58
4/23/01                    BUY             800              51.69
4/23/01                    BUY           5,800              51.66
4/24/01                    BUY           2,400              51.57
4/24/01                    BUY           2,400              51.53
4/24/01                    BUY           5,400              51.61
4/25/01                    BUY           1,300              51.66
4/25/01                    BUY           4,700              51.68
4/25/01                    BUY           1,000              51.62
4/26/01                    BUY           2,100              51.77
4/26/01                    BUY           2,500              51.63
4/26/01                    BUY           3,300              51.76
4/27/01                    BUY           1,000              51.90
4/27/01                    BUY           1,200              51.80
4/27/01                    BUY             700              51.71
4/30/01                    BUY             900              52.42
4/30/01                    BUY            1000              52.51
4/30/01                    BUY            1800              52.42





















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